EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2004 Third Quarter Financial Results

BENSALEM, Pa., Nov. 16, 2004 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter of 2004 were $30.5 million, compared to revenues of $30.0 million reported for the third quarter of 2003. The $0.5 million increase in revenues was primarily attributable to revenues generated from new customers of $5.9 million, which were offset by decreases in revenues attributable to the previously announced termination of integrated supply service contracts totaling $5.1 million and to year over year weakness within our core customer base totaling $0.3 million.

The Company reported a net loss of $1.4 million, or 46 cents per diluted share, in the third quarter of 2004 compared to a net loss of $0.5 million, or 16 cents per diluted share, in the same quarter of 2003. During the quarter ended September 30, 2004, the Company recorded a $0.2 million inventory write-down and increased selling, general and administrative expenses. The increase in selling, general and administrative expense during the third quarter of 2004 was the result of a $0.3 million charge relating to payroll and benefits compliance issues and increased legal fees. At September 30, 2004, the Company had $27.9 million of cash and cash equivalents on hand.

For the first nine months of 2004, the Company reported revenues of $89.9 million, compared to revenues of $108.1 million reported for the first nine months of 2003. Termination of the EPC integrated supply agreement accounted for $16.0 million of the $18.2 million decrease. The remaining decrease in revenues was attributable to the termination of other integrated supply service contracts totaling $12.5 million (including $2.5 million related to a final inventory sale) and year over year weakness within our core customer base totaling $2.4 million. These revenue decreases were partially offset by $12.7 million of revenues earned from new customers. A portion of the revenues earned from new customers during 2004, $5.7 million, relates to supplies shipped during the third quarter of 2003 and other service fee revenue; however, revenue was not recognized until all revenue recognition criteria were met, which was the first quarter of 2004. This resulted in recognizing revenue for two seasonal buys for the nine months ended September 30, 2004. The Company reported a net loss of $2.5 million or 85 cents per diluted share in the first nine months of 2004 compared to a net loss of $34,000 or 1 cent per diluted share in the same period of 2003. The first nine months of 2004 results were primarily driven by the loss of revenue due to a reduction in customer base offset by the recognition of revenue and associated profit from new customers and due to the increase in costs during the third quarter, noted above. The first nine months of 2004 included $0.7 million of benefits related to favorable settlements with a vendor and a customer, and the first nine months of 2003 included a $0.7 million benefit from a legal settlement.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

                 Consolidated Statements of Operations

                             (unaudited)

                   (in thousands, except share data)

                        Three months ended       Nine months ended
                            September 30,           September 30,
                       ---------------------   ---------------------
                          2004        2003        2004        2003
                       ---------   ---------   ---------   ---------
 Revenues               $ 30,527    $ 30,033    $ 89,937   $ 108,119
 Costs and
   expenses:
   Cost of
    materials             24,932      23,520      71,787      84,947
   Operating wages
    and benefits           2,163       2,593       6,682       9,224
   Other operating
    expenses                 902         903       2,600       2,932
   Selling,
    general and
    administrative
    expenses               4,049       3,583      11,625      11,152
                       ---------   ---------   ---------   ---------
 Total costs and
  expenses                32,046      30,599      92,694     108,255
                       ---------   ---------   ---------   ---------

    Operating income
     (loss)              (1,519)        (566)     (2,757)       (136)
 Interest and other
   income                    99          122         228         409
                       ---------   ---------   ---------   ---------

   Income (loss)
    before income
    taxes                 (1,420)       (444)     (2,529)        273

 Income tax
   (expense)
   benefit                    54         (17)         11        (307)
                       ---------   ---------   ---------   ---------
    Net income
     (loss)            $  (1,366)  $    (461)  $  (2,518)  $     (34)
                       =========   =========   =========   =========

 Net income (loss)
  per common share -
  basic and diluted:   $   (0.46)  $   (0.16)  $   (0.85)  $   (0.01)
                       =========   =========   =========   =========

 Weighted average
  number of shares
  of common stock
  outstanding basic
  and diluted:         2,953,808   2,957,579   2,953,551   3,001,107
                       ---------   ---------   ---------   ---------

CONTACT:  Richard S. Martin
          Chief Financial Officer
          (800) 322-2644, x1907

          Diane Caldwell
          Investor Relations
          (800) 322-2644, x1954